Exhibit 99.1

Watsco Banking Amendment Expands Credit Facility & Extends Maturity

MIAMI, FLORIDA, June 26, 2014—Watsco, Inc. (NYSE: WSO) announced today that it has refinanced its existing unsecured revolving credit agreement led by JPMorgan Chase Bank as Administrative Agent, Bank of America and Wells Fargo Bank as Co-Syndication Agents and U.S. Bank National Association as Documentation Agent.

The amended credit agreement provides borrowings of up to $600 million versus $500 million under the prior agreement. The maturity date was also extended by one year to July 1, 2019. All other major terms under the facility remain unchanged. Watsco uses proceeds under the facility for working capital, acquisitions, dividends and other general corporate purposes.

Albert Nahmad, Watsco’s Chairman & Chief Executive Officer said: “A committed source of low-cost debt capital is an important building block of our growth strategy. We appreciate the confidence in Watsco shown by our participating lenders in the syndication.”

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately half of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from 568 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that the estimated marketplace in the Americas for HVAC/R products is $35 billion. Additional information about Watsco may be found at http://www.watsco.com.